SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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        (as permitted by Rule 14a-6(e)(2))
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[X]     Soliciting Material Pursuant to Section 240.14a-12

                         APPLEBEE'S INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Media Contact:                                             FOR IMMEDIATE RELEASE
Laurie Ellison (913) 967-2718
laurie.ellison@applebees.com

Statement by Dave Goebel, CEO of Applebee's International, Inc.

OVERLAND  PARK,  KAN.,  March  29,  2007  -  Dave  Goebel,   CEO  of  Applebee's
International, Inc. (Nasdaq:APPB), issued the following statement:

The real issue here is improving our business in the midst of a very tough competitive environment - in fact, it's the toughest environment in 15 years for casual dining. We are aggressively working to build sales and traffic, which will improve our return on investment and, ultimately, deliver more value to shareholders. We also are focused on improving shareholder value through our strategic alternatives review process.

We welcome independent thinking on our board, which is why we offered Mr. Breeden's business partner in Breeden Capital, Steve Quamme, an immediate seat on both the Applebee's board of directors and on the Strategy Committee of independent directors. We also offered Mr. Quamme a seat on the board's Governance Committee. Mr. Quamme is the only nominee on the Breeden slate with both restaurant industry and transaction experience, so he was the clear first choice to add to our board.

When Mr. Breeden rejected this offer, we then offered a second, immediate seat on the company's board of directors for either of Breeden's other two nominees:
Raymond G.H. Seitz or Laurence E. Harris. This offer was in addition to the board seat and the seat on the Strategy and Governance committees for Mr. Quamme. The board believed that offering the seats to one member of Breeden Capital who is best qualified and to one of its independent nominees was a fair and balanced approach. Unfortunately, Mr. Breeden also declined this offer.

We then offered a confidentiality agreement to Mr. Breeden (in addition to the two board seats), allowing him to observe first-hand the work of the Strategy Committee. He again declined.

It is difficult for us to understand why Mr. Breeden, who says he wanted to be a constructive force, would reject these offers in favor of an expensive, time-consuming and distracting proxy fight. For our part, we intend to articulate our position with our investors and aggressively pursue a process designed to deliver value to all shareholders.

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Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of Feb. 25, 2007, there were 1,942 restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

IMPORTANT INFORMATION

Applebee's International, Inc. ("Applebee's") plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the proxy statement and other documents relating to the 2007 Annual Meeting when they become available, because they will contain important information. Security holders may obtain a free copy of the proxy statement and other documents (when available) that Applebee's files with the SEC at the SEC's web site at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Applebee's by directing a request to our Corporate Secretary, Applebee's International, Inc., 4551 West 107th Street, Overland Park, KS 66207.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Applebee's, its directors and named executive officers may be deemed to be participants in the solicitation of Applebee's security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Applebee's Annual Report on Form 10-K for the year ended December 31, 2006, and its proxy statement dated April 11, 2006, each of which is filed with the SEC. To the extent holders of Applebee's securities have changed from the amounts disclosed in the proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov.